ENERGY. ANYTIME. ANYWHERE. INVESTMENT OFFERING ERAYAK POWER SOLUTION GROUP INC. NOVEMBER 2022 Issuer Free Writing Prospectus dated November 16, 2022 Filed Pursuant to Rule 433 of the Securities Act of 1993, as amended Relating to Preliminary Prospectus dated November 16, 2022 SEC Registration No. 333 - 262292 Nasdaq Ticker: RAYA

Free Writing Prospectus Statement This free writing prospectus relates to the proposed public offering of Class A Ordinary Shares (“Shares”) of Erayak Power Solution Group Inc . (“we”, “us”, or “our”) and should be read together with the Registration Statement we filed with the Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates and may be accessed through the following web link : https://www.sec.gov/Archives/edgar/data/1825875/000121390022073039/ea168743 - f1a7_erayakpower.htm The Registration Statement has not yet become effective . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have with the SEC in their entirety for more complete information about us and the offering . You may get these documents for free by visiting EDGAR on the SEC website at http : //www . sec . gov .

Forward-Looking Statements

This presentation contains forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance, including: our financial performance and projections; our growth in revenue and earnings; and our business prospects and opportunities. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as "may," "should," "expects," "anticipates," "contemplates," "estimates," "believes," "plans," "projected," "predicts," "potential," or "hopes" or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including: our ability to change the direction of the Company; our ability to keep pace with new technology and changing market needs; and the competitive environment of our business. These and other factors may cause our actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. The forward-looking events discussed in this press release and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties, and assumptions about us. We are not obligated to publicly update or revise any forward-looking statement, whether as a result of uncertainties and assumptions, the forward-looking events discussed in this press release and other statements made from time to time by us or our representatives might not occur.

All the information and data presented in this presentation have been derived from reports by Research and Markets posted on Intrado at globalnewswire.com and reports by the China Association of Automobile Manufacturers at http://www.caam.org.cn/, unless otherwise noted.

ERAYAK®

Offering Summary

Issuer	Erayak Power Solution Group Inc
Exchange/Symbol	Nasdaq capital markets: RAYA
Shares Offered	3,000,000 shares
Offering Price	$4.00 per share
Offering Size	$12 million (excluding 15% over-allotment option)
Offering Type	Initial public offering
Securities Offered	Class A ordinary shares
Anticipated Use Of Proceeds	Product research and development, international management and operations, marketing and business development, and automation transformation and production workshop.

Sales By ľype Inveíteís 82% Otheí Píoducts 2% Chaígeís 8% G a s o li ne Geneíatoís 8%

2007 Es t ab li s h e d 2007 Steady D ev e lo p m e n t 2012 M o v e t o 1 5 R o a d , B i nh a i 2019 Staít L i st i n g P l a n 2010 2017 2022 M o v e t o M o v e t o Foímally Wujia 1 1 R oad , B i nha i Submitted Píospectus Expansion ľimeline

Expansion Timeline

2007
Established

2007
Steady Development



2010
Move to Wujia



2012
Move to 15 Road, Binhai



2017
Move to 11 Road, Binhai



2019
Start Listing Plan




Nasdaq

2022
Formally Submitted Prospectus

ERAYAK®

Production Workshop

State of the art production workshop
with detailed process flow.

01 Material → 02 SMT Plug In → 03 Welding → 04 Testing → 05 Assemble → 06 Aging → 07 Testing → 08 Packing → 09 Inspection → 10 Warehousing

SMT Workshop

Assembly Lines: 4

SMT Machines: 8

Reflow Welders: 2

AOI Equipment: 2

Printing Machines: 4

Area: Approx. 3200 m2

Environment: Dust Free, Constant Temp.

SAMSUNG

JUKI

Panasonic








企业致胜的关键
The Key To Success



ERAYAK®

In - House Reseaích & De v e l o p m e n t Centeí Awaíded "High - ľech Enteípíise” status by the píovincial goveínment. A q u a li f ic a t io n f o í C h i na ’ s N a t io na l H i g h - ľech Enteípíise Píogíam, and eligibility fo í u p t o a 10 % co í p o í a t e i n co m e t a x b í e a k a n d c e í t a i n d e d u c t io n s í e l a t e d t o intangible assets, such as obtaining pa t e n t s i n t h e R & D p í oc e ss . Staffed With Industíy Expeíts Coíe employees have moíe than 10 yeaís industíy expeíience Industíy P a í t n e í shi ps Established long - teím coopeíation with leading inteínational laboíatoíies Built - to - Oídeí Business Model Maximizes flexibility in píoduction scheduling, mateíial píocuíement, and deliveíy to meet customeís’ unique demands

In-House Research & Development Center





Awarded "High-Tech Enterprise" status by the provincial government.

A qualification for China's National High-Tech Enterprise Program, and eligibility for up to a 10% corporate income tax break and certain deductions related to intangible assets, such as obtaining patents in the R&D process.

Staffed With Industry Experts

Core employees have more than 15 years industry experience

Industry Partnerships

Established long-term cooperation with leading international laboratories

Built-to-Order Business Model

Maximizes flexibility in production scheduling, material procurement, and delivery to meet customers' unique demands

ľhe inveíteí maíket is píojected to gíow fíom US $13.9 billion in 2020 to US $28.5 billion by 2027; it is expected to gíow at a compound annual gíowth íate of 17.2% fíom 2020 to 2027. Incíeased investments in the íenewable eneígy sectoí and íise in the numbeí of solaí íooftop installations aíe the key factoís díiving the gíowth of the maíket globally. Goveínment initiatives íelated to solaí eneígy geneíation play a significant íole in díiving the gíowth of the global maíket foí inveíteís . Potential maíkets such as the US, China, Japan, and India offeí gíowth oppoítunities foí manufactuíeís and píovideís of inveíteís. Oppoítunities In Inveíteí Maíket $13 . 9 $28 . 5 2 0 20 2 0 27 CAGR 17.2%

Opportunities In Inverter Market

The inverter market is projected to **grow from US $13.9 billion in 2020 to US $28.5 billion** by 2027; it is expected to grow at a compound **annual growth rate of 17.2%** from 2020 to 2027.

Increased investments in the renewable energy sector and rise in the number of solar rooftop installations are the key factors driving the growth of the market globally.

Government initiatives related to solar energy generation play a significant role in driving the growth of the global market for inverters.

Potential markets such as the US, China, Japan, and India offer growth opportunities for manufacturers and providers of inverters.


CAGR 17.2%
$13.9
$28.5
2020
2027

ERAYAK®

DC-AC Inverter Series

PSW Inverter & MSW Inverter


ERAYAK
2000W PURE SINE WAVE INVERTER
1000W

Automobiles
Phones, Camera, Tablet, Laptop

Unique Vehicles
CV, Ambulance, Fire Truck

Home & Office
Kitchen, Household, Office Equipment

Outdoor & Power Tools
Mobile Power & Electric Tools

Leisure & Travel
RV, Yacht, Camping

Solar & Power Backup
Power Back up and Off-Grid Solar Systems

ERAYAK®

Opportunities In Generator Market

- The generator sales market is expected to **reach US $29.3 billion by 2024**, from an estimated market size of US $22.3 billion in 2019.
- The growth of the demand for generator sales can be attributed to the increasing need to secure uninterrupted and reliable power for end-users ranging from residential, IT/telecom, healthcare, utility and power generation, marine, chemical, oil & gas, mining, and construction sectors.
- Asia Pacific is expected to have the largest market for generator sales due to rise in energy demand and increasing investments in the oil & gas infrastructure.



CAGR
5.6%
$22.3
$29.3
2020
2027

ERAYAK®

Cuííent Maíket Distíibution 40 .2% 15 . 0% 18 . 1% 13 . 4% 9 . 8% 4 . 9% E u ro p e Asian N or th A m e r i c a S o u th A m e r i c a Oceania A f r i c a

Current Market Distribution


4.9%
9.8%
13.4%
40.2%
18.1%
15.0%
Europe
Asian
North America
South America
Oceani a
Afri ca



ERAYAK®

Engaging Leading Global Customeí Bíands

Lingyi Kong CEO, Boaíd Chaiíman, Diíectoí • Cuííently seíving as Chaiíman of the Boaíd of Eíayak Inteínational since inception in July 2018. • Seíved as an Inteínational Business Repíesentative of Zhejiang Real Electíonics Company • Successfully obtained OEM contíacts with well - known Euíopean companies such as AEG, Píojecta, Gíeencell, Einhell, and Duíacell, among otheí well - known Noíth Ameíican companies. Management ľeam Lingyi Kong CÏO • Seíved as an auditoí at Zhejiang Oulong Electíic Co., Ltd. and paíticipated in its IPO due diligence in 2017. • Seíved as diíectoí of Eíayak’s accounting depaítment since 2018 and píomoted to CFO in Maích 2021. • Obtained yeaís of expeíience in inteínational accounting (IFRS) and USA GAAP íepoíting.

Boaíd of Diíectoís Wang - Ngai Mak Diíectoí Nominee • Cuííently seíving as the Executive Vice Píesident of Baíakah Capital Holdings (M) Sdn. Bhd. since 2011, íesponsible foí píojects evaluation and business development. Has extensive expeíience in business stíategy, coípoíate development and management consulting. • S e í v ed a s V P o f e - B a n ki n g a t C I ľ I C Ka Wah Bank (Hong Kong) and was íesponsible foí Inteínet banking and stock tíading system development. • Seíved as the Chief Infoímation Officeí IľG Systems Sdn. Bad in Malaysia and planned, oíganized, and managed the entiíe infoímation and data íesouíce systems of the company. Jizhou Hou Independent Diíectoí Nominee and Chaií of Nominating Committee • Expeíienced in Ioľ and aí t i f i c ia l i n t e lli g e n c e w i t h 2 0 yeaís of expeíience. • Cuííently seíving as the Chief ľechnology Officeí of Feilu Cloud Computing Wenzhou Co., Ltd. in Zhejiang Píovince. • Woíked foí Shanghai SľMicíoelectíonics and was in chaíge of the Inneí Mongolia Digital ľV updating system píoject • Seíved as the Chief aíchitect of AI application in electíic ve h i c l e s a t B Y D A u to ma t i o n . Jing Chen Independent Diíectoí Nominee and Chaií of Audit Committee • Cuííently seíving as Vice Píesident of Futuíe Finľech Gíoup Inc. (Nasdaq: FľFľ) • Seíved as the CFO of A nZ h iXi n C h e n g ( B e i j i n g ) ľechnology Co., Ltd. • Seíved as Independent Diíectoí of Hello iPayNow (Beijing) Company Ltd. • Seíved as CFO of Beijing Logis ľechnology Development Co., Ltd. Peiling Cheng Independent Diíectoí Nominee and Chaií of Compensation Committee • Cuííently Seíving as assistant contíolleí at EduSeíve, Inc. in Foít Laudeídale, Floíida, wheíe she is íesponsible foí íeviewing annual financial statements foí vaíious coípoíate entities and assisting with budgeting and m a i n t ai n i n g up d a t ed f o í e c a s t t o píesent to coííesponding business unit owneís. • Seíved as a senioí accountant foí Insulet Coípoíation, a $500 million íevenue publicly tíaded medical device company, and is íesponsible foí building estimate and accounting policy foí íevenue cycle íelated íeseíve and implementing ASC 606 íeseaích and píocess design.

Board of Directors

Wang-Ngai Mak
Director Nominee

- Currently serving as the Executive Vice President of Barakah Capital Holdings (M) Sdn. Bhd. since 2011, responsible for projects evaluation and business development. Has extensive experience in business strategy, corporate development and management consulting.
- Served as VP of e-Banking at CITIC Ka Wah Bank (Hong Kong) and was responsible for Internet banking and stock trading system development.
- Served as the Chief Information Officer ITG Systems Sdn. Bad in Malaysia and planned, organized, and managed the entire information and data resource systems of the company.

Jizhou Hou
Independent Director Nominee and Chair of Nominating Committee

- Experienced in IoT and artificial intelligence with 20 years of experience.
- Currently serving as the Chief Technology Officer of Feilu Cloud Computing Wenzhou Co., Ltd. in Zhejiang Province.
- Worked for Shanghai STMicroelectronics and was in charge of the Inner Mongolia Digital TV updating system project
- Served as the Chief architect of AI application in electric vehicles at BYD Automation.

Jing Chen
Independent Director Nominee and Chair of Audit Committee

- Currently serving as Vice President of Future FinTech Group Inc. (Nasdaq: FTFT)
- Served as the CFO of AnZhiXinCheng (Beijing) Technology Co., Ltd.
- Served as Independent Director of Hello iPayNow (Beijing) Company Ltd.
- Served as CFO of Beijing Logis Technology Development Co., Ltd.

Peiling Cheng
Independent Director Nominee and Chair of Compensation Committee

- Currently Serving as assistant controller at EduServe, Inc. in Fort Lauderdale, Florida, where she is responsible for reviewing annual financial statements for various corporate entities and assisting with budgeting and maintaining updated forecast to present to corresponding business unit owners.
- Served as a senior accountant for Insulet Corporation, a $500 million revenue publicly traded medical device company, and is responsible for building estimate and accounting policy for revenue cycle related reserve and implementing ASC 606 research and process design.

ERAYAK®

Our Strengths


ERAYAK®

Professional
Over 15 years inverter industry experience

Innovative
More than 200 items to meet diverse customer needs

Efficient
Rich R&D team and launch at least 2 new products every year

Global Certification
Compliance with GS, CE, E-MARK, RCM, ETL, FCC

Custom Services
Personalized product design and service for specific customers/markets/countries

ERAYAK®